                                                                  Exhibit 12.1.1

                  NEXTEL COMMUNICATONS, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                              (dollars in millions)



                                                                                               YEAR ENDED DECEMBER 31,
                                                                                ---------------------------------------------------
                                                                                  1998       1999       2000       2001       2002
                                                                                -------    -------    -------    -------    -------
(Loss) income from continuing operations before income tax benefit
(provision) (1)                                                                 $(1,844)   $(1,366)   $  (848)   $(2,760)     1,777
Add:
      Fixed charges                                                                 766        993      1,424      1,641      1,339
Less:
      Interest capitalized                                                           55         46         88        127         52
Less:
      Equity in losses of unconsolidated affiliates                                 (12)       (73)      (152)       (95)       (76)
      Gain on deconsolidation of NII Holdings                                        --         --         --         --      1,218
      Losses attributable to minority interests                                      17         19         10          1       --
                                                                                -------    -------    -------    -------    -------
(Losses) Earnings as adjusted                                                   $(1,138)   $  (365)   $   630    $(1,152)   $ 1,922
                                                                                =======    =======    =======    =======    =======


Fixed Charges:
      Interest expense on indebtedness (including amortization
         of debt expense and discount)                                          $   656    $   878    $ 1,245    $ 1,403      1,162
      Interest capitalized                                                           55         46         88        127         52
      Portion of rent expense representative of interest (30%)                       55         69         91        111        125
                                                                                -------    -------    -------    -------    -------
Fixed charges                                                                   $   766    $   993    $ 1,424    $ 1,641    $ 1,339
                                                                                =======    =======    =======    =======    =======


Ratio of earnings to fixed charges                                                (1.49)     (0.37)      0.44      (0.70)      1.44
                                                                                =======    =======    =======    =======    =======

(Deficiency) excess earnings to cover fixed charges                             $(1,904)   $(1,358)   $  (794)   $(2,793)   $   583
                                                                                =======    =======    =======    =======    =======


(1) In April 2002, we adopted SFAS No. 145 "Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result of this adoption, the (loss) income from continuing operations before income tax benefit (provision) has been adjusted to reclassify gains and losses from extinguishments of debt as other income (expense) rather than as extraordinary items for all periods presented.